                                                                      Exhibit 99

[Outside Front Cover]





                          At Your Service Merchandise




                       SERVICE MERCHANDISE COMPANY, INC.
                               2000 BUSINESS PLAN




April 5, 2000

                                    FOREWORD

                              STRENGTHEN AND GROW

     Having successfully achieved our goal of stabilizing the business in 1999 by surpassing target nine-month continuing EBITDAR of $35 million and achieving nine-month continuing EBITDAR of almost $48 million, Service Merchandise is well-positioned to move into the second phase of its restructuring, the strengthening phase. The 1999 Operating Plan sets forth the Company's restructuring timeline and strategy: stabilize the business in 1999, strengthen the business in 2000, and position the Company for growth and emergence from bankruptcy reorganization in 2001. The 2000 Business Plan describes how Service Merchandise intends to strengthen its business in 2000 and lay the foundation for future growth.

     The target full-year continuing EBITDAR for 2000 is $41 million. Once we have completed a successful 2000 holiday season, we expect to develop a plan of reorganization and five year business plan projections in anticipation of exiting Chapter 11 in 2001.

     2000 will be a transitional year, with certain initiatives having a short-term, temporary negative impact on continuing EBITDAR. In future years, continuing EBITDAR is expected to grow. We plan to invest capital during this time, and, based on our reasonable business judgment, this capital investment is justified by the projected results and is in the best interests of our creditors.

           THE SENIOR EXECUTIVES OF SERVICE MERCHANDISE COMPANY, INC.

                                 /S/ SAM CUSANO
             ------------------------------------------------------
                                   Sam Cusano
                            Chief Executive Officer


             /s/ Charles K. Septer, Jr.                                   /s/ C. Steven Moore
-----------------------------------------------------    -----------------------------------------------------
               Charles K. Septer, Jr.                                       C. Steven Moore
        President and Chief Operating Officer              Chief Administrative Officer and General Counsel

             /s/ Thomas L. Garrett, Jr.                                   /s/ Eric A. Kovats
-----------------------------------------------------    -----------------------------------------------------
               Thomas L. Garrett, Jr.                                       Eric A. Kovats
  Senior Vice President and Chief Financial Officer                 Senior Vice President -- Stores

                /s/ Jerry E. Foreman                                      /s/ Rose C. Septer
-----------------------------------------------------    -----------------------------------------------------
                  Jerry E. Foreman                                          Rose C. Septer
  Senior Vice President -- Hardlines, Logistics and                    Vice President -- Jewelry
                      eCommerce

                       SERVICE MERCHANDISE COMPANY, INC.

                             DIRECTORS AND OFFICERS

DIRECTORS

Raymond Zimmerman        Chairman of the Board
Sam Cusano               Chief Executive Officer
Charles K. Septer,
  Jr.                    President and Chief Operating Officer
Richard P. Crane         Attorney at Law, Musick, Peeler & Garrett, Los Angeles,
                         California
R. Maynard Holt,
  J.D.                   Business Consulting, Nashville, Tennessee
Charles V. Moore         President of Trainer, Wortham & Company, Inc., Investment
                         Counselors, New York, New York
Harold Roitenberg        President of Roitenberg Investments, Inc., Minneapolis,
                         Minnesota

OFFICERS

Sam Cusano               Chief Executive Officer
Charles K. Septer,
  Jr.                    President and Chief Operating Officer
C. Steven Moore          Chief Administrative Officer and General Counsel
Thomas L. Garrett,
  Jr.                    Senior Vice President and Chief Financial Officer
Jerry E. Foreman         Senior Vice President-Hardlines, Logistics and eCommerce
Eric A. Kovats           Senior Vice President-Stores

                             CORPORATE INFORMATION

CORPORATE OFFICE

Service Merchandise Company, Inc.
7100 Service Merchandise Drive
Brentwood, Tennessee 37027
(615) 660-6000

MAILING ADDRESS

P.O. Box 24600
Nashville, Tennessee 37202-4600

INDEPENDENT AUDITORS

Deloitte & Touche LLP
424 Church Street, Suite 2400
Nashville, Tennessee 37219-2396

TRANSFER AGENT - COMMON STOCK

(Ticker Symbol -- SVCDQ)
Harris Trust and Savings Bank
311 West Monroe Street, P.O. Box A3504
Chicago, Illinois 60690-3504
(312) 360-5317

TRUSTEE AND PAYING AGENT - 8 3/8%
SENIOR NOTES, DUE 2001

State Street Bank and Trust
Corporate Service Division, P.O. Box 778
Boston, Massachusetts 02102-0778
(800) 531-0368

TRUSTEE AND PAYING AGENT - 9%
SENIOR SUBORDINATED DEBENTURES, DUE 2004

The Bank of New York
101 Barclay Street
New York, New York 10286
(212) 815-5287

                               TABLE OF CONTENTS

I.     INTRODUCTION................................................     1

II.    1999 PERFORMANCE SUMMARY
       1999 Strategic Initiatives..................................     6
       1999 Operating Results......................................     8
III.   STRATEGIC BUSINESS REVIEW
       Customer/Transaction Analysis...............................     9
       1999 Marketing Evaluation...................................    12
       Line of Business Study......................................    13
       Real Estate Review..........................................    14
IV.    MARKET ANALYSIS
       General Retail Market Trends................................    15
       Jewelry Market Overview.....................................    16
       Hardlines Market Overview...................................    18
V.     2000 STRATEGIC INITIATIVES
       Merchandising...............................................    22
       Real Estate.................................................    25
       Corporate Overhead..........................................    26
       Stores/Field Organization...................................    26
       Internet....................................................    27
       Information Technology......................................    29
       Logistics...................................................    30
       Marketing...................................................    31
       Capital Structure/Liquidity.................................    35
       Human Resources.............................................    37

VI.    CONCLUSION..................................................    38

       SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
       LITIGATION REFORM ACT.......................................    39

       APPENDICES

            A.   Senior Management Structure and Single Store Structure
            B.   Store Locations
            C.   Existing Prototype D Plan, Class I Renovation Plan and Class
                 II Renovation Plan

                               I.   INTRODUCTION

     Excitement and positive energy fill the halls at Service Merchandise as we begin to execute our 2000 Business Plan. 1999 was a very successful year, and the success of 1999 will serve as the foundation for 2000. The central theme of the 1999 Operating Plan was to focus on our core customer by providing the products she wants at low prices. The good news is that the strategy worked. We substantially eclipsed our nine-month continuing EBITDAR (earnings before interest, taxes, depreciation, amortization and restructuring charges) goal of $35 million with a performance of almost $48 million. We reversed the downward trend of our business for the first time in seven years and believe that we are poised to rebuild Service Merchandise into a competitive MULTI-CHANNEL SPECIALTY RETAILER for years to come.

     The success of 1999 does not mean that Service Merchandise has solved all of its business issues. The stated goal in 1999 was to stabilize the business, and in the process of achieving that goal, we continued to evaluate our business and learn more about our customers, our strengths and our weaknesses. We reinforced our belief that satisfying our customer is priority number one. We also reinforced our belief that we have one of the strongest jewelry franchises in the United States. Yet we also learned that, despite our best efforts, some hardlines businesses cannot be fixed, at least not within a realistic timeframe and given the reasonable expectations of our creditors regarding capital resources.

     The customer focus theme will not change in 2000. Service Merchandise will continue to emphasize its vibrant jewelry business and will, in fact, commit even more resources and attention to that business. However, resources will no longer be devoted to fixing categories, such as electronics and toys, that have decreased in relevance to our customers and contribute negatively to EBITDAR performance.

     Enhancing the focus on jewelry and eliminating certain unprofitable hardlines categories are the key components of the 2000 merchandising strategy, but this strategy also offers opportunities in other areas of our business. First, we will be able to realize savings from overhead reductions associated with the exit from electronics, toys and certain other hardlines businesses. Second, because the space currently devoted to selling those items is no longer necessary, we will be able to operate our business in stores requiring less space. Operating in less space will free up valuable, and currently unproductive, real estate that will be available for subleasing to third parties or for other real estate transactions. Subleasing the excess real estate will substantially reduce our occupancy costs and provide potential revenue in future years. Further, Service Merchandise will continue to emphasize its established Internet business.

     Finally, readers should be mindful that this 2000 Business Plan contains forward-looking statements which are subject to known and unknown risks and uncertainties. See "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995."

1999 SUCCESS

     1999 was a year of many challenges and difficulties, but we are happy to report that by the end of the year, every business goal was not only achieved, but surpassed. The strategic initiatives set and exceeded in 1999 are important because they form the foundation for the 2000 Business Plan. Some of the more significant 1999 accomplishments include:

     - The achievement of nine-month continuing EBITDAR of almost $48 million compared to our goal of $35 million for that period.

     - Significant excess cash availability, with minimum availability never falling below $149.3 million and average availability of approximately $196 million throughout the plan period.

     - The shift of our merchandising and store operations strategy to a more customer focused strategy.

     - The use of an integrated marketing approach, including the introduction of the Service Merchandise Sourcebook.

     - The disposition of surplus real estate, including 76 fee owned and leased properties, that generated proceeds of approximately $74.2 million net of fees and expenses.

     - The implementation of several significant cost reduction initiatives that generated savings of $32 million and annualized 1999 savings of $40 million.

     - The extension of exclusivity to second quarter 2001 and the extension of the time in which to assume or reject executory contracts and unexpired real estate leases for go-forward stores through the confirmation of a plan of reorganization or, with respect to eleven landlords, through March 31, 2001.

     The success Service Merchandise achieved in 1999 is due in no small part to the support we received from our key constituents, including our vendors, our lenders, our landlords and our other creditors. At the end of fiscal March 1999, post-petition trade accounts payable totaled only $9.1 million, with virtually all vendors requiring payment in advance of shipping merchandise. As of January 2, 2000, Service Merchandise's accounts payable totaled $67.3 million, with 62.1% of the Company's $1.45 billion of merchandise orders purchased on terms. The support of our vendors, together with the support of the debtor-in-possession (DIP) facility banks, enabled us to enjoy significant liquidity.

     Finally, it goes without saying that our associates are Service Merchandise's greatest resource. Our achievements in 1999 would not have been possible without the dedication and hard work of all our associates.

BUILDING THE 2000 BUSINESS PLAN

     The starting point in the development of the 2000 Business Plan was a comprehensive review of Service Merchandise's business to determine the strongest avenue for future growth utilizing our key assets -- an industry leading jewelry franchise and well-located, low cost real estate. This review yielded several insights that helped shape the 2000 Business Plan, including:

     - Jewelry continues to perform well and customer loyalty is strong.

     - Cross-shopping patterns have changed. In the past, high transaction merchandise categories, such as toys and electronics, drove jewelry purchases, but a shift has occurred resulting in jewelry and watch buyers now driving purchases in hardlines categories. A strong cross-shopping correlation exists between jewelry and housewares and giftware, but not with electronics and toys.

     - Price, value and selection are the strongest traffic drivers for all categories of merchandise, with Service Merchandise considered a destination for jewelry and home goods. With respect to consumer electronics, price is also the predominant driver of traffic, but our customers often make their consumer electronics purchases elsewhere.

     - The categories of consumer electronics, toys and sporting goods underperform in comparison to competitive retailers and produce significant operating losses for the Company.

     - An integrated marketing strategy succeeds in increasing consumer awareness of Service Merchandise. Markets utilizing broad-based media of television and radio significantly out-perform markets utilizing exclusively print media.

     - The Company's Internet improvements have resulted in significant internet sales growth and strategic opportunities for the future.

     - The Company's overall financial performance is disadvantaged due to its sub-optimal overhead structure and the high proportion of unproductive warehouse space in its stores.

     - Service Merchandise could generate significant value by modifying its store configuration to feature more jewelry space, less warehouse space, and subleasing the excess space to other retail tenants.

     Based on in-depth customer research, financial analyses and other analyses we prepared, Service Merchandise has developed the 2000 Business Plan that features the following:

     - An expansion of jewelry and jewelry-related product offerings featuring wider assortments in all categories, with the bulk of the expansion in diamonds.

     - A more targeted selection of those hardlines categories that have historically performed well and which generate cross-selling opportunities with jewelry.

     - The creation of a MULTI-CHANNEL SPECIALTY RETAILER through the convergence of our in-store and Internet sales environment, including the placement of Internet stations in each store, the upgrade of Service Merchandise's Internet site, www.servicemerchandise.com, and the continued expansion of vendor partnerships on the Internet.

     - For 2000, a marketing message based on the following belief:

                       YOU CAN TRUST SERVICE MERCHANDISE
                    TO PROVIDE A CUSTOMER-FRIENDLY SHOPPING
                                   EXPERIENCE
                             FOR YOUR FINE JEWELRY
                        AND TOP BRANDS FOR YOUR PLACE -
                             BY STORE, WEB, PHONE -
                WITH MORE CHOICES AT BETTER PRICES, GUARANTEED.

     - An immediate exit from certain unprofitable hardlines merchandise categories, including most consumer electronics, toys, juvenile, sporting goods and most indoor furniture, with the potential for offering such categories via the Internet.

     - The reduction of selling and warehouse spaces within the stores to adjust for the new merchandise mix and to allow for the subleasing of excess space or other real estate transactions.

     - The rationalization of the Company's corporate overhead structure, logistics network and stores/field organization to generate anticipated annual cost savings of $129 million.

     To fund the 2000 Business Plan, as well as future operations, and in anticipation of emergence from Chapter 11 in 2001, Service Merchandise has obtained a fully underwritten commitment from Fleet Retail Finance Inc., the co-agent under the current $750 million DIP financing facility, for a new four-year $600 million credit facility. Upon closing, we believe this new facility will replace our existing DIP financing, will include a commitment for post-reorganization financing and will provide the working capital to effect the transition plan. See "Safe Harbor Statement under the Private Securities Litigation Reform Act."

     As part of the 2000 Business Plan, Service Merchandise is reducing the workforce at the corporate offices, distribution centers and throughout the stores organization resulting in the elimination of between 5,000 and 6,000 positions. These reductions will bring our store and corporate support functions in line with the service requirements of our smaller store layout and reduced merchandise volume. We are seeking approval from the Bankruptcy Court of modifications to the existing employee retention program which will benefit go-forward employees and provide enhanced severance to most transitional employees who are asked to stay with us for a limited period of time to complete specific projects and objectives established by the Company. In addition, Service Merchandise, in consultation with the Creditors Committee, will set threshold, target and stretch EBITDAR objectives which will provide the basis for the payment of annual incentive bonuses in 2000.

     At the April 4, 2000 omnibus hearing in the Bankruptcy Court, the Company received approval of certain elements of the 2000 Business Plan, including the anticipated DIP and exit financing facility, modifications to the employee retention program and the retention of advisors in connection with strategic real estate and other Business Plan initiatives.

                         II.   1999 PERFORMANCE SUMMARY

     Service Merchandise, A MULTI-CHANNEL SPECIALTY RETAILER, currently operates 221 general merchandise retail stores in 32 states that offer a wide selection of jewelry and jewelry services, and a broad range of brand name hardlines and other products. In addition to its traditional retail business, Service Merchandise operates an Internet/mail order business, anchored by the Company's web site, www.servicemerchandise.com, the 10th most visited department store shopping site between November 15, 1999 and December 19, 1999, according to the New York Times (January 2, 2000).

1999 STRATEGIC INITIATIVES

     Since filing for Chapter 11, Service Merchandise, led by its senior management team, has developed and implemented several initiatives designed to stabilize the business. These initiatives, which were embodied in the Company's 1999 Operating Plan, were intended to meet the expectations of Service Merchandise's core customers by returning the Company to its historic strengths and core values. Initiatives implemented in 1999 include:

     COMMITMENT TO CUSTOMER SATISFACTION.   The Company revised its
merchandising and store operations strategy during 1999 to improve customer satisfaction. Service Merchandise renewed its commitment to provide what the customer has historically demanded: LOW PRICE, LARGE SELECTION, GUARANTEED SATISFACTION. This effort required a change in hardlines merchandise mix in order to build a dominant assortment in certain merchandise categories and develop a blend of traffic-driving products with margin-producing products within every assortment. Further, management emphasized "value pricing" and "modified every day low pricing" strategies that delivered a value message to customers and permitted traffic creation through special sales events. To support this effort, store operations devised and implemented a new sales training program for associates and supported this sales focus by reorganizing store staff. Among other things, this staff reorganization permitted store managers to spend more time on the sales floor with customers and associates, and created targeted lead selling positions among store staff.

     Management also addressed out-of-stock levels and the accompanying customer frustration. At the end of fiscal March 1999, key items out-of-stock net of in-transit merchandise had reached 18% in hardlines categories and 14% overall. By the end of November 1999, on the eve of the peak holiday sales season, out-of-stocks were less than 3% in hardlines and less than 2% overall.

     REVISED MARKETING STRATEGY.   The Company changed its media mix to broaden
customer appeal. To advise customers of the change in merchandising focus, Service Merchandise distributed a 268 page Sourcebook in October 1999. The Company revised its marketing strategy to include radio and television broadcast advertisements in certain markets and to reduce its reliance on print advertisements. Additional advertising funds were allocated to the Internet business with an emphasis on a more diversified mix, including e-mail and print.

     RENEWED VENDOR FOCUS.   At the end of fiscal March 1999, the Company's
post-petition trade accounts payable totaled only $9.1 million. Virtually all vendors required payment of cash-in-advance of shipping merchandise and some declined to ship merchandise to the Company altogether. Management undertook a concerted effort to communicate with merchandise vendors and to re-establish payment terms and vendor support. As a consequence of this effort, from the bankruptcy petition date through the end of fiscal 1999, 62.1% of Service Merchandise's $1.45 billion of merchandise orders had been on terms, including virtually all jewelry orders. Much of the balance of vendor orders not on terms was concentrated in non-continuing merchandise categories.

     STORES BASE RATIONALIZATION.   In March 1999, Service Merchandise commenced
a store-base rationalization program that led to the closing of 122 stores that were not meeting current or prospective requirements for profit and cash generation. In connection with the store-closing program, the Company liquidated inventory at 118 of the closing stores and generated, net of direct expenses, approximately $104.5 million. In a separate effort, the Company sold fixtures in the closing stores and generated an additional $0.9 million of revenue. In July 1999, the Company conducted an auction that resulted in the disposition of 76 fee owned and leased properties and generated proceeds of approximately $74.2 million net of fees and expenses. The remaining properties were primarily leasehold interests without assignment value, and those leases were subsequently rejected.

     OVERHEAD REDUCTIONS.   To adjust the cost structure or "rightsize" the
business to correspond with the reduction in store count and expedite the Company's return to profitability, management announced and immediately implemented several significant cost reduction actions, including (i) a reduction in corporate workforce of approximately 330 with annual payroll savings of $18.8 million; (ii) the closure of the Dallas distribution center and the Nashville import distribution center with annual savings of approximately $13 million; and (iii) the closure of five regional jewelry repair centers with annual payroll savings of approximately $3.3 million.

     EXCLUSIVITY.   The Company sought, and the Bankruptcy Court approved, the extension of the period in which the Company has the exclusive right to file and advance a plan of reorganization in the Chapter 11 cases to April 30, 2001, and further extended the Company's exclusive right to solicit acceptances of its plan to June 30, 2001. This will allow the Company to complete and implement the 2000 Business Plan which should serve as the basis for the plan of reorganization and anticipated emergence from Chapter 11 in 2001. The Bankruptcy Court also extended the time to assume or reject executory contracts and unexpired real property leases of go-forward stores through the confirmation of the plan of reorganization or, with respect to eleven landlords, through March 31, 2001.

1999 OPERATING RESULTS

     As a result of the strategic initiatives outlined above and the strong commitment on the part of the Company's management to stabilize the business, Service Merchandise posted operating results for 1999 that substantially exceeded the 1999 Operating Plan for continuing stores, as follows:

                                                     CONTINUING OPERATIONS
                                                     APRIL - DECEMBER 1999
                                                -------------------------------
                                                OPERATING PLAN   ACTUAL RESULTS
                                                --------------   --------------
                                                    (Dollars in thousands)
Net sales.....................................    $1,620,622       $1,630,015
Gross margin in...............................       544,987          542,310
Gross margin out..............................       414,749          421,077
Sales, general and administrative expenses
   Employment.................................       222,750          236,395
   Net advertising............................        88,028           81,477
   Other S,G&A................................        68,977           55,558
                                                  ----------       ----------
EBITDAR net of bonus..........................        34,993           47,647
Incentive bonus expense.......................         3,096           14,806
                                                  ----------       ----------
Gross EBITDAR.................................    $   38,089       $   62,453

The Company benefited from a strong holiday selling season, with December sales exceeding plan by $22.3 million and gross margin, inventory levels and out-of-stock positions all better than expected. As a result, gross continuing EBITDAR for the nine months ended January 2, 2000 exceeded plan by over 64% or $24.4 million. Most importantly, the Company has continued to show improvement in continuing EBITDAR on a quarterly basis as compared to last year. Internet sales were also strong in 1999 totaling $14 million, a 329% increase from 1998. In particular, December sales of $7.7 million were strong, improving 503% over December 1998. Service Merchandise also enjoyed strong liquidity throughout 1999, with a minimum availability of $149.3 million reported on November 10, 1999 and a maximum availability of $403.9 million reported on December 30, 1999.

     Jewelry and related products, including diamonds, silver, jewelry boxes and crystal and glass, were among the Company's strongest performers and produced almost all of Service Merchandise's profits. Homegoods, including pantryware, tabletop, dining and accents, luggage and seasonal items also performed well. While these jewelry and home-related hardlines categories were strong performers in 1999, the Company was disappointed with the performance of its consumer electronics (audio/video), toys and general sporting goods departments in terms of both sales and gross margin.

                        III.   STRATEGIC BUSINESS REVIEW

     As the 2000 Business Plan was developed, Service Merchandise remained committed to its 1999 theme of focusing on its core customer. With that commitment in mind, management identified a series of analytics designed to better understand our customers, including demographic analysis, transaction analysis, customer surveys and segmentation analysis. Additionally, the Company reviewed and evaluated the effectiveness of its 1999 marketing campaign, which was developed in response to marketing information suggesting that Service Merchandise customers expect Low Prices, Large Selection and Guaranteed Satisfaction. While this customer-focused research was being developed, we were also analyzing each of our lines of business in an effort to identify product lines that either perform very well or very poorly. Not surprisingly, the customer-focused research yielded the same answers as the financial analysis. The next several pages will briefly describe the significant analytic tools that lead management to our 2000 Business Plan.

CUSTOMER/TRANSACTION ANALYSIS

     During 1999, management focused on more fully understanding the Service Merchandise customer. Our core customer can be described generally as a woman in her early forties, middle to upper middle class, married with multiple children and a relatively well-educated homeowner. Specific measures related to this description are as follows:

Gender:
   Female..............................  70% (1.4 times as likely to be a female as national average)
   Male................................  30% (0.6 times as likely to be a male as national average)
Average Household Income...............  $59,500
Marital Status.........................  68% married (2.0 times more likely to be married than national average)
Children...............................  Average of 1.8 children in the households with children (2.4 times more likely to have children
                                            than national average)
Adults.................................  52% have 3 or more adults in the household (1.6 times more likely to have three or more adults
                                            than national average)
Education..............................  28% graduated college (1.3 times more likely to be a college graduate than national average)
Residence..............................  60% homeowners (2.5 times more likely to be a homeowner than national average)
                                         45% in their home for 5 years or less (1.7 times
                                            more likely to be in their home for five
                                            years or less than national average)

Sources: Service Merchandise Household Database;
         Proprietary Custom Research Studies and Syndicated Information

     Service Merchandise undertook an internal analysis of the 224 million transactions in its database that occurred between December 1996 and November 1999. This analysis was supplemented by additional work performed by Churchill Systems, a retail consulting firm, and Elrick & Lavidge, an outside research firm. Based on these analyses, we concluded that the expanded jewelry focus is viable and will be accepted by our customer. Customers who purchase in both the jewelry and hardlines categories represent the core of our business. Although such "combination" purchasers represented only 36% of total customers, they generated 72% of sales and 78% of gross margin, as summarized below:

                        COMBINATION PURCHASERS ANALYSIS

                             JEWELRY ONLY          HARDLINES ONLY        COMBINATION PURCHASERS         TOTAL
                             ------------          --------------        ----------------------         -----
Households..............       857,834   3.8%       13,791,743   60.3%        8,209,086    35.9%        22,858,663
Transactions............     1,536,402   0.7%       70,708,540   31.5%      152,169,090    67.8%       224,414,032
Sales...................  $126,960,852   1.6%   $2,095,207,837   26.1%   $5,808,242,489    72.3%    $8,030,411,178
Margin..................   $66,964,269   2.4%     $565,180,527   19.9%   $2,212,391,244    77.8%    $2,844,536,040
AVERAGE:
Transactions per
  customer..............           1.8                     5.1                     18.5                        9.8
Sales per customer......          $148                    $152                     $708                       $351
Sales per transaction...            83                      30                       38                         36
Margin per customer.....            78                      41                      270                        124

We concluded that jewelry is the cornerstone of Service Merchandise, with jewelry and watch buyers driving purchases in hardlines departments. More than 47% of "combination" customers purchased jewelry and watches first; only 8% purchased kitchen, dining or appliances first.

     Recognizing the importance of jewelry in bringing customers into Service Merchandise, management also investigated the cross-shopping correlation with jewelry. As in the case of the first-purchase analysis, the closest affinity (68%) was found to be between jewelry and homegoods (kitchen and dining items and small appliances). In other words, over two-thirds of customers who purchase jewelry also purchase housewares from the Company. Jewelry customers were found to shop less for electronics, toys and fitness products. In addition, electronic sales were not observed to generate significant jewelry purchases. We concluded that by combining a core jewelry business with selected hardlines, Service Merchandise could not only improve jewelry sales, but could also improve overall profitability.

      CUSTOMER SURVEYS

     Elrick & Lavidge recently completed interviews with 3,000 customers at a representative sample of six Service Merchandise stores during the first two weekends in December 1999. This research supports the Company's internal research and offers the following additional insights:

     - Service Merchandise customers are most concerned with price, value and selection. Over two-thirds (68%) mention price/value as what they like most about coming to Service Merchandise, followed by selection (38%).

     - Service Merchandise is a destination location for jewelry and homegoods shoppers, as only one-third of these items are shopped elsewhere before the Company. All other departments have more pre-shopping competition, peaking with electronics, where nearly half (49%) of those shopping have shopped the item elsewhere prior to Service Merchandise.

     - In terms of actual purchases, Service Merchandise's competitive strength in jewelry and homegoods is reflected in the fact that well over half of these items shopped elsewhere were actually bought at Service Merchandise (61% and 71%, respectively). In contrast, only 51% of electronics items shopped elsewhere resulted in a Service Merchandise purchase.

     - A majority of the Company's individual departments face the strongest competition, as reported by Service Merchandise customers, from mass merchandisers and/or department stores. However, specialty stores represent additional competition for jewelry, electronics, toys and fitness. In the case of jewelry, specialty stores and independents represent the most competition. These channels are the prime beneficiaries of any unfulfilled purchases at the Company. However, a significant majority of shoppers rate their Service Merchandise visit better than their last visit to a mass merchandiser (80%) or a department store (64%).

      SEGMENTATION ANALYSIS

     Service Merchandise also engaged the services of Yankelovich Partners, one of the nation's most experienced market research firms, to help formulate its future marketing plan. The Company is using the information gained with Yankelovich for strategic decision-making and tactical execution for overall marketing planning and marketing communications.

     Yankelovich produces a well-recognized annual study of consumer attitudes and values in America (the Monitor) based on interviews with consumers. The 2,500 annual interviews are based on sampling and weighting that make them nationally representative of all consumers age 16 and above in the total U.S. population. Among a wealth of Monitor data, the most pertinent findings to Service Merchandise are those related to shopping behavior and attitudes going into the new millennium. These findings demonstrate an opportunity to carve out a retail niche by focusing on attributes desired in the retail market: customer service, focused assortment, exclusive shopping environment and flexible selling channels.

     Service Merchandise's planned enhancement of its shopping format plays directly into these attributes. An emphasis on jewelry promotes a better level of service within that department while at the same time permitting more customer information and assistance within hardlines departments. A focused assortment relates to the reduced number of categories the Company intends to offer and to the in-store presentation of them. Exclusivity is tied to the Company's ability to introduce new products, have special events and deliver jewelry that is special and interesting to the customer, including unique items in the gallery. For hardlines, exclusivity includes the ability to offer the entire product lines of selected manufacturers to the customer via the Internet. Finally, flexible channels tie directly to Service Merchandise's planned convergence of the store, the Internet and the phone, thereby allowing customers to shop on their own terms.

     Yankelovich conducted supplemental custom research designed to segment Service Merchandise's customers and prospects into identifiable and reachable target groups (the Segmentation Study). The Company's goal is to improve its understanding of customers' needs, attitudes and perceptions about Service Merchandise and to enhance the Company's positioning strategy so that its offerings are motivating and credible and preempt the competition.

     The Segmentation Study suggests that most customers find it inappropriate to buy jewelry from a general merchandise store, and some say they would even pay more at a jewelry or "upscale" store. Importantly, though, there is strong evidence that Service Merchandise is perceived as a specialty jewelry store and not as a general merchandiser. An overwhelming 90% of customers rate the Company as good, very good or excellent as a source for jewelry and that they will consider Service Merchandise for their next jewelry purchase -- and 60% will definitely or probably shop at Service Merchandise the next time they wish to purchase jewelry. An increased focus on jewelry will further enhance the perception of Service Merchandise as a specialty jewelry store.

     In comparing Service Merchandise to other retailers of jewelry, the Segmentation Study confirms that Zale Corporation and independent local jewelers are the Company's primary competitors. Service Merchandise is perceived at parity with Zale on the motivating powers of "great value" and "guaranteed satisfaction." However, the Company excels at "wide selection" as a motivating power against Zale. Compared to local independents, Service Merchandise is perceived to be at parity on "wide selection" and "great value"; however, it falls below independents on "trust" and "guaranteed satisfaction," largely due to the unique relationships customers enjoy with their established local jewelers.

1999 MARKETING EVALUATION

     By the time the 1999 Operating Plan was presented, an internal audit of available marketing information had shown that the two primary attributes in customers' perceptions of Service Merchandise were price and selection. The primary negative attribute was dissatisfaction with service. It was this combination of positive/negative perceptions that led to the Company's promise to the customer of low prices, large selection and guaranteed satisfaction -- LOW. LARGE. GUARANTEED. -- NO PLACE BUT SERVICE MERCHANDISE. This positioning expressed the Company's unique selling proposition and became the branding mechanism reflected in all fall 1999 advertising, including the Sourcebook, television, radio, direct mail flyers and newspaper inserts.

     In order to evaluate the effectiveness of the marketing program, RDA Group, an external market research firm, was engaged to design and conduct an advertising awareness and attitudes study. Interviews were conducted during pre-campaign (August 1999), mid-campaign (October 1999) and end of campaign (early January 2000). In each wave, representative samples were established for both the entire adult population in Service Merchandise markets, as well as for those in the Company's household database. In terms of the latter sample, respondents were also split between current customers (shopped Service Merchandise in prior 12 months) and lapsed customers (shopped Service Merchan-dise only in prior 13-36 months). Finally, the samples were segmented by respondents from markets receiving both broadcast and print versus those from markets receiving print only.

     In terms of the measure of unaided awareness of Service Merchandise as a place to buy jewelry, the Company ranks third behind local independent jewelers and Zale among the general population. In broadcast markets, this measure increased pre-campaign to mid-campaign from 19% to 28%, while remaining flat in non-broadcast markets (5% pre and 7% interim). Among the Company's own customers, unaided awareness of Service Merchandise as a place to buy jewelry was well ahead of both independents and Zale. Awareness levels increased in both broadcast and non-broadcast markets. The impact of broadcast was more pronounced among lapsed customers.

     Before the campaign began, unaided advertising recall for Service Merchandise in the total adult population stood at only 9% compared to Wal-Mart (24%), Sears (22%), Kmart (18%), JC Penney (16%), and Target (13%). Within the first six weeks of the new campaign, awareness of Service Merchandise jumped to 14% (a 56% increase), while all of the others noted above showed no significant change. In addition, in broadcast markets, Service Merchandise recall increased from 11% to 21%, but remained essentially the same in non-broadcast markets (6% pre and 7% interim).

     When analyzing respondents in the Company's database, the competitive picture changed. Among the Company's customers, advertising awareness of Service Merchandise exceeded that of any of its competitors. Moreover, awareness increased nearly equally from pre to interim waves in both broadcast and non-broadcast markets. Broadcast appeared to have the greatest impact on generating new customers and re-activating lapsed customers. Among the general population, television provided the greatest source of recall, while print vehicles (Sourcebook/flyers/inserts) were higher among existing customers. The stated likelihood to shop at Service Merchandise based on the advertising seen or heard increased with all respondents, especially among current database customers.

LINE OF BUSINESS STUDY

     During 1999, Service Merchandise formed a team to address issues raised by the Company's senior managers and financial advisors regarding the performance of the Company's various lines of business. The team met regularly between September and November 1999 and utilized resources from each of Service Merchandise's operating departments. The team concluded that the jewelry department produced more than 100% of the Company's variable contribution and substantially subsidized other merchandise categories.

     In addition, the Company observed that although Service Merchandise's sales and gross margin per selling square foot matched that of its competitors in the consumer electronics, toys and sporting goods departments, they under-performed competitive retailers in terms of sales, gross margin and EBITDA on a percentage basis and per gross square foot, and produced significant operating losses for the Company.

     Enhancements to the current business model considered by the team included
(i) elimination of high transaction, low margin departments; (ii) expansion of housewares, appliances and tabletop categories, plus the availability of selected full vendor line extensions via the Internet; and (iii) an increased focus on the Company's core jewelry business to assist in the optimization of the Company's assets and cost structure.

REAL ESTATE REVIEW

     Service Merchandise believes that its real estate assets are very valuable, but due to the current configuration of its stores, a significant portion of its real estate is unproductive. Currently, the typical Service Merchandise store operates in 27,000 selling square feet while 23,000 square feet is devoted to warehouse space. This configuration made sense under the catalog showroom format, but it is no longer a productive use of real estate. Accordingly, and in response to the customer and financial analytics discussed above, Service Merchandise initiated a comprehensive review of its real estate assets focused particularly on how to best "unlock" the value. Service Merchandise's efforts were also focused on developing the optimal store layout for the Company's business, in addition to creating a plan designed to unlock the value of Service Merchandise's real estate.

     As part of this effort, we (i) analyzed the value of our real estate holdings in the marketplace; (ii) quantified the value that can be realized by subdividing the current store portfolio and subleasing that portion of the real estate not used by the retail operation; (iii) evaluated the available alternative approaches to subleasing the real estate; and (iv) identified the priority of store conversions.

     D.G. Hart was retained to assist us with our real estate strategy, including: (i) valuing Service Merchandise's real estate under various scenarios; (ii) developing and refining surplus real estate disposition strategies, including the validation of the amount and the configuration of surplus space; (iii) validating market rents and downtime assumptions for leasing that space; (iv) developing financial models (profit/loss and cash flow analysis) for the surplus portfolio; and (v) developing strategies and schedules for maximizing the utilization and value of surplus real estate and the Company's real estate portfolio as a whole.

     Thompson Associates, initially retained in 1998, continues to assist the Company with its short- and long-term retail real estate strategy. Thompson's work is primarily related to site and market evaluation and will include the development of site-specific strategies for each market.

                             IV.   MARKET ANALYSIS

     In connection with the development of the 2000 Business Plan, the Company, with the assistance of Peter J. Solomon Company, conducted an in-depth review of the retail markets in which Service Merchandise competes and compared the Company's performance to that of its key competitors within each sector. This analysis has led the Company to focus on its jewelry and homegoods businesses in 2000 and beyond. Service Merchandise has decided to exit toys, juvenile, most consumer electronics, sporting goods and most indoor furniture, in part because of the difficulties associated with competing with category killers and discounters.

GENERAL RETAIL MARKET TRENDS

     The retail industry is in the midst of widespread restructuring designed to reduce over-capacity following decades of new store growth, including:


  ------------------------------------------------------------------------------------------------
        1950S AND          1960S AND      1970S AND      1980S AND
          1960S              1970S          1980S          1990S       EARLY 1990S       TODAY
  ------------------------------------------------------------------------------------------------
  GROWTH OF DEPARTMENT     GROWTH OF     INCREASING     ROLL OUT OF     GROWTH OF     INDUSTRY IS
     STORES THROUGH       DISCOUNTERS    STRENGTH OF      BIG BOX     OUTLET STORES  OVERSTORED --
     DEVELOPMENT OF         THROUGH       SPECIALTY      CATEGORY       IN NEWLY       PERIOD OF
    REGIONAL SHOPPING    CONSTRUCTION   STORE CHAINS    KILLERS IN      DEVELOPED    CONSOLIDATION
          MALLS            OF STRIP       IN MALLS        "POWER      OUTLET MALLS
                            CENTERS                      CENTERS"
  ------------------------------------------------------------------------------------------------

     Each successive wave of new store openings described above ended more quickly than the previous wave because the store format matured and new formats were developed. For example, the discount store business matured in 35 years, the specialty store business in 25 years, the category killers in 15 years and the outlet business in 10 years. New formats were created by entrepreneurs, financed by venture capitalists seeking the next successful rollout and managed by retail veterans who left mature businesses like department stores.

     The retail industry's over-capacity from new store development has been exacerbated by the rapid growth of Wal-Mart, which has grown from $1 billion in sales in 1980 to nearly $165 billion in 1999. Wal-Mart and other discount and off-price stores have taught consumers to seek "value." Department stores have also helped to change the way consumers shop. Frequent one-day sales events have diminished department stores' pricing credibility and taught customers to wait for the sale.

     The current industry restructuring is a direct result of over-capacity and more discriminating consumer spending. Over the past several years, thousands of stores have closed in connection with bankruptcies and liquidations. The industry is also in the midst of developing a new selling channel, the Internet. Online shopping now comprises 15% of all non-store sales, up from 0.5% of all non-store sales in 1995. In addition, Forrester Research predicts Internet sales to consumers will surpass $108 billion by 2003 and account for 6% of total U.S. consumer retail spending by then.

JEWELRY MARKET OVERVIEW

     Aggregate jewelry sales in the United States were approximately $40 billion in 1998 and are projected to grow by approximately 7% per annum over the next five years. Retail jewelry sales have been driven by strong economic fundamentals, including low interest rates, low inflation, low unemployment, stock market growth and rising real wage gains that have led to increased consumer spending. An improvement in consumer credit trends, resulting from a leveling off of consumer bankruptcies and the slowing growth of consumer installment debt, has driven increases in credit sales, which represent a significant portion of industry sales (50% of all jewelry is sold on credit).

     The jewelry industry will also benefit from favorable demographic trends driven by the aging of the baby boomer generation, which is expected to lead the United States in population growth through 2005. According to data from the U.S. government, consumers in the 45-54 age range, which is expected to grow by 33.6% between 1995 and 2005, spend more than twice as much on jewelry than those under 25 and spend more than 50% more than those in the 25-44 age group. Consumers in the 55-64 age range, which is expected to grow by over 40% between 1995 and 2005, spend two and one-half times more on jewelry than young consumers and 75% more than those in the 25-44 age range. In addition, affluence tends to occur in midlife, and research confirms that jewelry expenditures rise sharply among higher income consumers.

     An increase in consumer wealth should also contribute to growth in the jewelry industry. According to the U.S. government, shoppers with household incomes over $50,000 annually spend substantially more on jewelry than lower income households. Two key drivers of wealth are the rise in the stock market over the past several years and the size of inheritances that will become available to baby boomers over the coming 10-15 years. Personal income levels also continue to rise due to low unemployment and a shift in the American economy toward services and away from a manual labor-based economy.

     Although the majority of retail jewelry sales are made through traditional stores, as shown below, the industry has also grown in recent years to encompass a variety of non-traditional selling channels, including the Internet, catalogs, outlet stores and television shopping services.

                      U.S. JEWELRY SALES BY TYPE OF OUTLET

                                                              1994   1999E
                                                              ----   -----
Traditional jewelry stores..................................   48%     42%
Department stores...........................................   14%     13%
General merchandise stores..................................   12%     10%
Discount department stores..................................    8%      9%
Apparel and accessory stores................................    4%      3%
Catalog and mail order houses...............................    3%      4%
TV home shopping............................................    4%      7%
Direct-selling establishments...............................    1%      3%
Computer on-line shopping...................................    0%      2%
Other.......................................................    6%      7%
                                                              ---     ---
          Total.............................................  100%    100%

     Source: U.S. Department of Commerce, Bureau of the Census

To remain competitive in the retail jewelry industry, participants will need to continually evaluate the best methods, both traditional and non-traditional, of delivering their product to consumers. Service Merchandise's ability to sell jewelry in its stores, as well as via the Internet, positions the Company well for future growth.

     The U.S. retail jewelry market is highly fragmented with two national chains, Zale and Sterling Jewelers, Inc., accounting for just over 10% of industry sales in 1998 and the ten largest market participants accounting for approximately 23% of the total market. Smaller independent chains have a large share of the jewelry industry, as chains with sales over $100 million have only about 15% of the total U.S. market share, with the balance of the market share being held by a few discounters and independent operators. This high degree of fragmentation provides an advantage to companies with an established brand name, while also offering the opportunity for future growth via acquisition. The Internet has also seen increased jewelry competition with new sites such as Ashford, Miadora and Mondera. Significant advertising commitments have been made on major portals, including Zale's relationship with AOL.

     Service Merchandise possesses several attributes that provide the Company with a competitive advantage over other jewelry retailers. Unlike the vast majority of its competitors who occupy high cost real estate in regional and super regional malls, Service Merchandise's stores are located in low cost, high-traffic strip shopping centers and free standing locations. In addition, the Company has an in-house design, buying and production staff that produces high-quality, value-priced jewelry at a lower cost than its competitors.

These factors contribute to the industry-leading performance of Service Merchandise's jewelry business, as shown in the following chart:

              FINANCIAL COMPARISON TO JEWELRY INDUSTRY BENCHMARKS

           (Dollars in Millions, Except for Per Square Foot Amounts)

                                             SERVICE           INDUSTRY
                                           MERCHANDISE    -------------------
                                          COMPANY, INC.   MEDIAN      MEAN
                                          -------------   -------   ---------
Sales $ per gross square foot...........     $788.14      $799.43   $  910.94
Sales $ per selling square foot.........      941.07       940.51    1,071.69
Gross margin as a % of sales............       49.8%        45.0%       40.7%
Gross margin $ per gross square foot....      392.72       388.68      369.86
Gross margin $ per selling square
   foot.................................      468.92       457.28      435.13
EBITDA as a % of sales..................       14.7%        12.7%       12.0%
EBITDA per gross square foot............      115.79       107.96      112.58
EBITDA per selling square foot..........      138.26       127.01      132.45
Sales $ per store.......................     $   3.2      $   1.1   $     1.0
Inventory turns (latest fiscal year
   end).................................        1.6x         1.4x        1.5x

---------------

Note: Service Merchandise financial data reflects actual results for 1999;
      Industry data reflects the latest twelve months financial data reported.

     We also have an established Internet/direct mail presence that will allow us to effectively compete with new market entrants, particularly Internet-only jewelry companies and the e-commerce offerings of our retail competitors.

HARDLINES MARKET OVERVIEW

     Service Merchandise's diverse hardlines offerings require the Company to compete in a variety of markets, including the home furnishings, housewares, consumer electronics, sporting goods and toy sectors. Within these sectors, Service Merchandise competes against national department stores with high/low pricing strategies, specialty retailers, including category killers, which offer deep assortments of category-focused merchandise at value-oriented prices and discount department stores which offer edited selections of a wide range of goods at every day low prices.

     Service Merchandise is well-positioned to capitalize on growth opportunities in the highly-fragmented housewares sector. Although this sector encompasses companies which sell a wide variety of hard and soft line products, Service Merchandise focuses on the following niche:

Cookware and bakeware          Storage and organization
                               items
Kitchen tools and gadgets      Ready to assemble furniture
Small electrics                Lamps and clocks
Tabletop (dinnerware,          Cutlery and flatware
   glassware)
Frames                         Personal care related
                               products

     Total housewares expenditures in the United States reached approximately $63 billion in 1998. The break-out, by major category, is presented below:

                    U.S. HOUSEWARES EXPENDITURES BY CATEGORY

                  (Dollars in Millions, Except Household Data)

                                                                             EXPENDITURES
                                                                  1998           PER
CATEGORY                                                      EXPENDITURES    HOUSEHOLD
--------                                                      ------------   ------------
Furniture...................................................    $ 7,111          $ 67
Appliances..................................................      6,221            59
Housewares..................................................      4,574            43
Miscellaneous household equipment...........................     34,241           324
Personal care products......................................     10,819           103
                                                                -------          ----
          Total.............................................    $62,966          $596

     Favorable demographic trends and other economic factors are expected to drive growth in this sector. Home goods buyers, primarily women, are concentrated in the 35-54 year old age group, one of the largest and fastest growing segments in the United States. Positive economic trends should also spur growth in this sector. These trends include an increase in consumer expenditures to 4.9% in 1998 on top of a 3.4% gain in 1997. This gain was spurred by a 4.0% increase in disposable personal income and unemployment levels at a 30-year low. In addition, low interest rates have spurred home sales, as many Americans are buying a first (or second) home or trading up to a bigger house. Overall, consumer spending on housewares is projected to grow at about 4.1% per annum through 2007. The Internet also holds much promise as housewares, along with appliances and other homegoods, are expected to be a $5.7 billion Internet business by 2003, based on projections provided by Forrester Research.

     Housewares and home furnishings are sold through a wide-range of retail distribution channels, including traditional department stores, specialty stores, supermarkets, home improvement retailers and warehouse clubs. As shown in the following table, the sector is highly fragmented, with the top ten major retailers accounting for less than 43.7% of total housewares sales.

          U.S. HOUSEWARES AND HOME FURNISHINGS SALES BY TYPE OF OUTLET

                             (Dollars in Millions)

                                                                1998
                                                              ESTIMATED      %
                          COMPANY                               SALES     OF TOTAL
                          -------                             ---------   --------
Wal-Mart....................................................   $10,125      16.1%
Kmart.......................................................     4,175       6.6%
Price/Costco................................................     2,850       4.5%
Target......................................................     2,630       4.2%
Sam's Club..................................................     2,480       3.9%
Sears.......................................................     2,000       3.2%
Home Depot..................................................       945       1.5%
Williams-Sonoma.............................................       920       1.5%
Bed Bath & Beyond...........................................       785       1.2%
TruServ.....................................................       600       1.0%
                                                               -------      ----
          Total top 10......................................   $27,510      43.7%
     Estimated total category sales.........................   $63,000

Source: HomeWorld Business, Housewares Census 2000; First Union Securities:
        "Housewares Industry" Report, December 9, 1999.

     Discount stores -- led by Wal-Mart, Kmart and Target -- dominate the housewares business. However, for the first time in a decade, discounters' housewares sales declined as a percentage of total sales for the top 100 housewares retailers, reaching 42.1% in 1998, as compared to 44.9% in 1997. The competitive landscape within the housewares sector affords Service Merchandise a strong opportunity to capitalize on the synergy between jewelry and homegoods, and differentiate itself from discounters and other competitors in the sector.

     Category killers, specialty stores and discounters have emerged as dominant players within the consumer electronics, toys and sporting goods sectors. Category killers focus on one major merchandise category and offer both depth and breadth of selection at everyday low prices. The category killer business model generally provides for (i) lower occupancy costs because these stores tend to be located in strip malls; (ii) lower operating costs because these stores are typically self-service; (iii) lower prices due to volume discounts; and (iv) effective use of information systems. Discounters use their tremendous purchasing and operating leverage to pass substantial savings on to consumers.

     Category killers and electronics specialty stores, led by Circuit City and Best Buy, accounted for almost 62% of all consumer electronics purchases in 1998. The same trend was evidenced in the toys sector, with specialty stores and discounters accounting for 78% of toys and games sales in 1998. The sporting goods sector, which also suffers from the same competitive forces, has been further affected by slow sales growth resulting from (i) the lack of new products to drive customer traffic; (ii) softening demand for sportswear apparel; and (iii) softening demand for footwear.

     The role of category killers, along with the continued participation of the discounters, has only served to heighten the competitive environment of the consumer electronics, toys and sporting goods sectors as pricing pressure continues to be a key factor. Those players unable or unwilling to deliver what the customer demands -- selection, service and price -- are not able to compete. As such, poor financial performance among industry participants and lack of available growth opportunities have resulted in consolidation and reduction in the number of retail competitors.

     Service Merchandise compares less favorably to its competitors in the hardlines sectors than those in the jewelry sector as a result of (i) the limited amount of space dedicated to each category and (ii) the highly competitive nature of the hardlines sector, particularly in the consumer electronics, toys and sporting goods areas. Although the Company's sales and gross margin per selling square foot were comparable to that of its competitors in each major merchandise category, they lagged in terms of sales and gross margin per gross square foot as a result of the Company's high proportion of unproductive warehouse space. Service Merchandise's overhead burden significantly exceeds that of other retailers offering similar merchandise, thereby placing it at a competitive disadvantage, as evidenced by the EBITDA performance detailed below.

                  FINANCIAL COMPARISON TO INDUSTRY BENCHMARKS

           (Dollars in Millions, Except for Per Square Foot Amounts)

                                           HOME               CONSUMER             SPORTING
                                          GOODS             ELECTRONICS           EQUIPMENT               TOYS
                                    ------------------   ------------------   ------------------   ------------------
                                      SMC     INDUSTRY     SMC     INDUSTRY     SMC     INDUSTRY     SMC     INDUSTRY
                                    -------   --------   -------   --------   -------   --------   -------   --------
Sales $ per gross SF..............  $130.62   $159.32    $236.74   $545.76    $ 98.08   $174.23    $ 84.76   $187.97
Sales $ per selling SF............   327.68    187.44     645.03    642.07     186.67    206.45     125.46    221.14
Gross margin as a % of sales......    29.6%     40.6%      19.1%     24.3%      25.8%     29.8%      16.6%     32.5%
Gross margin $ per gross SF.......    38.68     62.29      45.15    132.86      25.30     45.61      14.03     61.19
Gross margin $ per selling SF.....    97.04     73.28     123.01    156.31      48.15     53.65      20.77     71.99
EBITDA as a % of sales............    (1.0%)    10.2%     (12.3%)     4.8%     (10.8%)     4.1%     (20.5%)     6.8%
EBITDA per gross SF...............    (1.24)     8.03     (29.09)    24.96     (10.63)     7.22     (17.38)    12.23
EBITDA per selling SF.............    (3.12)     9.45     (79.27)    42.30     (20.22)     9.03     (25.72)    14.39
Sales $ per store.................  $   1.9   $   2.5    $   1.5   $  11.6    $   0.3   $   5.2    $   0.5   $   2.1

Note: Service Merchandise financial data reflects actual results for 1999;
      Industry data reflects the latest twelve months financial data reported.

                         V. 2000 STRATEGIC INITIATIVES

     The starting point for the development of the 2000 Business Plan was a comprehensive review of Service Merchandise's business to determine the strongest avenue for future growth utilizing the Company's key assets -- its industry-leading jewelry franchise and well-located, low cost real estate assets. Product categories previously utilized to drive customer traffic, specifically consumer electronics, toys and sporting goods, were found not to drive jewelry sales. Such product categories are also unprofitable for the Company. As a result, Service Merchandise will exit or substantially reduce these product categories in stores, but may continue to offer relevant categories via the Company's web site. Service Merchandise has also determined that it can take steps to (i) reduce the space needs in its stores; (ii) effectively utilize unproductive warehouse space; (iii) optimize the ratio of selling space to warehouse space by focusing on this narrower product assortment; and (iv) substantially reduce its overhead costs. Unneeded space will be available for subleasing to retailers who offer complementary products, thereby driving customer traffic, while at the same time unlocking a portion of the value embedded in Service Merchandise's real estate. Initiatives planned for 2000 are presented below.

MERCHANDISING

     The Company's jewelry operations are the cornerstone of the 2000 Business Plan. The 2000 merchandising strategy will feature an expanded offering of jewelry and jewelry-related products as the centerpiece of the business. This focus requires the reconfiguration of a majority of the Company's stores to feature less selling square footage overall (approximately 23,000 square feet as compared to 27,000 square feet), but increased square footage for jewelry. Service Merchandise will convert 70 stores to an expanded jewelry format in 2000, with an additional 83 stores to be converted in 2001. The jewelry departments in these stores will be moved to the front and center of the stores, increasing their square footage from an average of 3,165 feet to 4,850 feet, and increasing linear footage from an average of 230 feet to 321 feet. These remodeled departments will also incorporate updated fixtures featuring the latest cherry veneers, kiss-ecru trim and halogen lighting.

     The merchandising strategy for jewelry encompasses the remodeled, newly-expanded department with expanded assortments in Service Merchandise's stores coupled with increased emphasis on marketing and advertising. The Company will continue to emphasize quality and selection at value price points using key items, bonus buys (highly recognizable items priced below the competition) and advertised items through flyers, inserts, direct mailers, TV, radio, on-line and in-store images. In-store Internet stations will aid the customer with additional product information and will display vendor line extensions. In addition, the advertising strategy contemplates an increase in print advertising allocation for jewelry from 25% of total pages to approximately 50%.

     The increase in jewelry linear footage will accommodate three types of expansion. All 153 stores (70 in 2000 and 83 in 2001) with expanded jewelry departments will be merchandised with wider assortments within most categories of jewelry, the bulk of the expansion taking place in diamonds -- the most profitable jewelry category. This additional linear footage will allow Service Merchandise to add jewelry product lines, expand existing lines and display the product in a better manner. Areas of opportunity will include a visually-dominant watch department with expanded assortments, sterling silver open-stock programs, as well as additions to gold and platinum assortments.

     The second type of expansion will be in the clearance or special purchase category. This area performed extremely well in 1999 in only four linear feet, contributing strong margins. This expansion will allow the Company to consolidate and better promote its own clearance product, while simultaneously taking advantage of special purchase offerings within the jewelry manufacturing industry.

     The third expansion area will be in the higher-end or gallery product category. In 41 selected stores in strong jewelry markets, the gallery, a store within a store concept, will be used which will be offset by a special entrance and back bar to feature the area. This 30 linear feet of cases will feature special case trim boxes as well as special lighting. The product assortment will consist of classic, elegant jewelry in heavier weight and better qualities. The type of items will range from whimsical diamond pins to three-carat total weight bridal sets in platinum. Prices will range from $500 to $10,000 and up, with average price points in the $2,000-$4,000 range.

     Service Merchandise stores will also feature a more targeted selection of hardlines merchandise that customers have historically shown a strong affinity for purchasing at Service Merchandise. We will focus on categories for which the competitive landscape presents a realistic opportunity for Service Merchandise to provide customers with dominant assortments of competitively priced branded and imported merchandise. We will emphasize categories that have strong adjacency relationships and an affinity with Service Merchandise's core jewelry business to provide a synergistic shopping environment. Service Merchandise will also offer hardlines merchandise that will allow us to quickly and effectively capitalize on line extension opportunities utilizing its established Internet infrastructure. Vendor partnerships involving brands such as Black & Decker, Corning and Panasonic Home will allow the Company to inventory most or all of these vendors' products in the fulfillment center with very little inventory investment. These and additional extended vendor lines will allow Service Merchandise customers complete assortments via the Internet (at home and in store stations), as well as by phone. Other key factors driving the Company's merchandising strategy include price point ranges, unit volume, seasonality, net margin production and the ability to provide year round traffic opportunity, profits and optimum physical plant utilization at the stores. Service Merchandise will also base its merchandise decisions on the strength of its historical and current vendor relationships.

     We believe that the following categories of housewares and giftware meet the criteria described above and present a realistic opportunity for Service Merchandise to profitably compete in the marketplace:

HOUSEWARES                                GIFTWARE
----------                                --------
Tabletop                                  Jewelry boxes
Cookware                                  Giftware
Small appliances                          Luggage
Dining furniture                          Cameras/frames
Patio furniture                           Clocks
Kitchen storage                           Executive gifts
Pantryware                                Pagers
Silver
Crystal
Personal care
Vacuums
Home helpers (i.e., air cleaners, garment care)

     The hardlines merchandising strategy will continue to focus on a full range of price points with emphasis on the mid and upper ranges where Service Merchandise has experienced performance at levels higher than most competitors according to suppliers and industry statistics. The merchandise assortment will include controlled mixes of traffic generating items and margin producing items and will feature value across all product lines. The allocation of space by category within the remodeled stores is as follows:

AREA                                                          SPRING    FALL
----                                                          ------   ------
Kitchen and housewares......................................   4,450    5,800
Home appliances.............................................   1,200    1,300
Gifts/frames/luggage/photo/office...........................   2,300    3,750
Seasonal....................................................   3,400      500
Jewelry.....................................................   4,850    4,850
                                                              ------   ------
          Total selling space...............................  16,200   16,200
Warehouse and other.........................................   6,800    6,800
                                                              ------   ------
          Total store space.................................  23,000   23,000

     New elements of the strategy will also include an enhanced focus on assortment breadth in stores and advertising, in addition to price/value. The Company will develop a hardlines special events effort to capitalize on the proven success of the jewelry special events programs. Specifically designed to create value, excitement, variety and information for the customer, Service Merchandise will also focus on the full convergence of assortments in stores and on-line with e-commerce to ensure dominant assortments. The Company is working to establish a system to offer products that will no longer be carried in the stores, such as toys and electronics, via the Internet. In addition, the Internet will be used to supply training and sales information to the Company's associates. The Company will aggressively pursue the early introduction of appropriate merchandise relative to competitors, thereby retaking a leadership role as merchants to serve customers.

REAL ESTATE

     In 2000, Service Merchandise's real estate activities will be focused on developing and executing initiatives designed to maximize the utilization and value of the Company's real estate portfolio. Real estate, like the jewelry business of Service Merchandise, has long been considered a strength of the Company. Over the years, Service Merchandise has acquired a valuable real estate portfolio that includes both fee owned properties and leaseholds. Many of the Company's leases are below market, meaning the rent that could be earned in the market is higher than the rate the Company now pays. Accordingly, unlocking the value of this asset is an additional element of the Company's 2000 Business Plan. Decreasing the size of our retail stores will create substantial surplus real estate allowing Service Merchandise to benefit from the increased market value of its real estate.

     Unlocking the real estate value will be accomplished with the primary goal of maximizing the Company's retail opportunities and realizing the most value for the estate. Service Merchandise believes, based on the number of inquiries received regarding its real estate, that it will be able to sublease a substantial portion of this surplus space. Moreover, the Company prefers to sublease this space to retailers that offer merchandise complementary to Service's. Accordingly, the Company will work closely with D.G. Hart and third-party leasing agents to identify prospective co-tenants. Emphasis will be placed on identifying and negotiating package real estate deals with retailers having similar customer demographic profiles to Service Merchandise customers and the ability to drive additional traffic to the Company's stores.

     Based upon a comprehensive review of its store base, Service Merchandise has determined that substantially all of its stores will be part of the enhanced business. Service Merchandise has developed a transition plan that will allow the stores to be converted to the enhanced format with minimal disruption during the refurbishment period. Each of the remaining stores has been classified as either a Class I or a Class II store format as represented by the schematics presented in Appendix C.

     - Class I stores will feature a new, expanded jewelry department, a revised hardlines layout with new fixtures and additional interior upgrades. Class I stores will also incorporate a demising wall to facilitate the subleasing of excess space in the store. In 2000, Service Merchandise plans to convert 70 stores in nine top markets to Class I stores.

     - Class II stores include 83 stores that will be converted to Class I stores in 2001 (or earlier if a subtenant is secured for a store's excess space) and 63 stores that are performing acceptably but are not considered to be candidates for a Class I conversion due to (i) physical considerations; (ii) lease terms/requirements; or (iii) other factors. The Company intends to operate the remaining 63 Class II stores until suitable replacement stores and acceptable subtenants can be found. An additional five stores are not projected to be converted but will be operated as-is since they are essentially already Class II stores.

     The marketing department will create the appropriate retail image for the stores. This image will be projected in the store through signing, fixturing, and merchandising.

Designing the interior signing package will be the store's final design requirement. The package will include signing from the entrance of the store to each department, concluding at the checkouts. Directional signing will lead customers through the store. Instructional signing will inform customers about product details and prices, as well as the advantages of shopping in Service Merchandise stores. Internet stations will promote a message of added shopping convenience, extended line availability and an overall image of leading edge retailing. In conjunction with developing the signing, sign hardware will also be designed for each application. Upon completion of the designs, floor plans will be completed for each store indicating the location for all signing.

     Systems will be developed to communicate the planogram requirements to the replenishment system, as well as the inventory levels required to support store sales back to the planogram group. Other items required for this process include the development of a clearance strategy for discontinued categories, the disposition of unused fixtures and equipment and the completion in advance of a prototypical store to facilitate final selections, setup and design needed to support the Company's enhanced business model.

CORPORATE OVERHEAD

     Service Merchandise has concluded that it can substantially reduce overhead given the smaller store layout and corresponding reduced merchandise volume. To achieve this reduction, the Company formed a cross functional team charged with rationalizing overhead expenses. The team met with each senior executive who was asked to identify cost and payroll savings opportunities in all overhead areas -- including those areas beyond the senior executive's immediate control. As a result, $22.4 in annualized overhead savings have been identified, a 23.4% reduction from 1999 overhead levels.

STORES/FIELD ORGANIZATION

     Store/Field operations are a critical component of the 2000 Business Plan. Historically, the Company has maintained two distinct organizations within the store operations department -- a jewelry organization and a hardlines organization. The jewelry organization was primarily focused on jewelry sales and supported store jewelry managers with training and coaching to maximize both the selling skills of each jewelry selling associate and the overall sales for the store and district. The hardlines organization was focused on selling the hardlines product in the store and providing operational support for activities such as stocking of shelves, tagging merchandise, developing planograms, reducing inventory shrinkage and implementing expense controls.

     As a part of the 2000 Business Plan, Service Merchandise will further refine the responsibilities at the store, district and region in order to continue the development of a sales culture, streamline reporting structures and provide cost savings. The separate jewelry and hardlines corporate management organizations will be combined into a single reporting structure. At the store level, there will be a single store manager, supported by a sales manager and a sales support manager. The sales manager will be focused on maximizing the selling skills of every sales associate through training, coaching and motivation to deliver the highest sales and margin performance in the store. The sales support manager will be focused on providing operational support in stocking, merchandise presentation, tagging, cashiering, shrink and expense controls to deliver a healthy bottom line performance.

     The combined organization will be continued up through the district organization, with store managers reporting directly to a district sales manager, and district sales managers reporting to a regional sales manager, who in turn will report to one senior vice president of store operations. The number of districts will be increased from 17 to 24 for an average of nine stores per district. By increasing the number of districts, we intend for our district sales managers to be able to provide a greater focus on fewer stores. The Company's 24 districts will be supported by sales support supervisors whose responsibility will be to review operational controls and efficiencies, while human resources and loss prevention executives will support Service Merchandise's three regions.

     To lead this effort, Eric Kovats was recently promoted to Senior Vice President -- Stores, assuming overall responsibility for the Company's 221 stores. Mr. Kovats has been Vice President, Hardlines Stores Organization, since March 1999.

     The following table summarizes the organizational changes planned within the stores/field organization.

                            REVISED STAFFING LEVELS

POSITION                                                      1999 MODEL   2000 PLAN   NET CHANGE
--------                                                      ----------   ---------   ----------
Regional Sales Manager/Regional Jewelry Supervisor..........       4           3           (1)
District Sales Manager/Jewelry Supervisor...................      34          24          (10)
Sales Support Supervisor....................................      17          24            7
Field Training/Jewelry Field Training.......................       5           5            0
                                                                 ---          --          ---
          Total Stores......................................      60          56           (4)
Regional Human Resources Manager............................       0           3            3
District Human Resources Manager............................       9           3           (6)
Regional Loss Prevention Manager............................       2           2            0
District Loss Prevention Manager............................      16          16            0
                                                                 ---          --          ---
          Total Administration..............................      27          24           (3)
          Total Field Organization..........................      87          80           (7)
District Visual Trainer.....................................      17           0          (17)
                                                                 ---          --          ---
          Total With District Visual Trainer................     104          80          (24)

     This reorganization of the store operations structure is expected to provide the appropriate levels of focus on sales and operational controls, while providing a streamlined organization with single position responsibility for all aspects of store sales and profitability. These changes will be augmented by an adjustment of associate staffing levels to accommodate a higher proportion of jewelry sales and a lower level of overall sales.

INTERNET

     The goal of the Company's e-commerce division is to leverage Service Merchandise's strength in order processing, fulfillment and customer service in order to maximize sales through alternative selling channels, including the Internet, mail/phone orders and corporate sales. Because of this order fulfillment capability, a central element of the Company's

2000 Business Plan is to converge the Internet and store selling environments. Each store will feature Internet terminals that will provide immediate access to Service Merchandise's web site, including bridal registry, gift guide and store directory. Customers will be able to purchase merchandise in stock at the store from a sales associate or over the Internet for delivery at home. To enhance the shopping experience, the Company expects to enter into vendor partnerships similar to our recently announced alliances that will allow us to expand our offerings of Black & Decker, Corning and Panasonic Home branded products. Under these alliances, Service Merchandise will be able to offer a portion of each company's product line in our stores and the entire product line via the Internet.

     Order fulfillment is a strength of Service Merchandise. In 1997, the last year the catalog showroom format was fully operational, non-store sales were over $100 million. Although the transition to a self-service retail format has dramatically reduced these non-store sales, the fulfillment capability (which many Internet retailers lack) remains a strength of Service Merchandise. The customer fulfillment center has high-speed conveyors, in motion scales and overhead-scanning equipment, making it the Company's most efficient shipping point. In addition, gift-wrap, ring sizing and rush delivery are accomplished in the fulfillment center, and additional capacity was recently acquired to handle the full complement of current stock keeping units, thereby increasing the Company's order fulfillment rate. Although orders are filled primarily from the fulfillment center in Nashville, we also have the capability to fill orders from our warehouse or any of our stores if the fulfillment center is out of stock.

     We continue to improve our web site, www.servicemerchandise.com, in an effort to enhance the on-line shopping experience for our customers. Extended copy was written on over 6,000 key items, and product images were reviewed and upgraded. The home page was redesigned to feature special promotions, as well as Service Merchandise's 100% transaction satisfaction statement that outlines site security issues, return policies, store pick-up options and extended customer service information. The customer shopping experience was also improved by the introduction of improved "3 Clicks To Buy An Item" navigation and an advanced search function. In addition, supplemental hardware was installed prior to peak season in 1999 to handle the increased transaction volume. Several initiatives will be undertaken in 2000 to increase both the functionality and conversion rate for the web site, including incorporation of a professional search engine to permit the customer to more precisely define the desired product or category and to provide more accurate search results. Web agent software will allow customers to ask questions while shopping on the website which will help prevent customer abandonment due to frustration over an inability to locate an item or specific content. Other improvements include intelligent e-mail routing and load testing software to ensure peak load handling capacity.

     Service Merchandise's on-line sales efforts will be supported by a significant shift in advertising expenditures from traditional buttons and banners to a balanced mix of portal (e.g., AOL, YAHOO), direct mail, e-mail, consistent placement in Service Merchandise print and broadcast, in store signing, shopping bags and inserts, as well as positioning on complementary web sites.

     The Company has also taken several steps to maximize phone order sales, including implementing special incentives to the sales representatives to generate add-on sales to phone orders. To generate more calls, the Company is increasing exposure in direct mail flyers and will provide key placement exposure for phone order business in the Sourcebook. Extended vendor lines will be advertised and suggestive selling of alternate or step up items will be emphasized.

     To generate corporate sales, Service Merchandise has developed a program whereby other companies will reward their employees with Service Merchandise gift cards in recognition of special achievements, such as service milestones and sales goals. A sales commission plan is being put in place with specific sales goals designed to increase incentive sales business. In addition, a new direct mail piece is being mailed to targeted businesses in the Company's major markets with a bounce back postcard, phone or e-mail response. A new section for incentive sales is being built on the Internet site on which customers will also be able to redeem gift cards.

INFORMATION TECHNOLOGY

     The information technology department will continue to add significant value to Service Merchandise by providing a sound, reliable infrastructure and industry-leading functionality in the Company's stores, Internet, logistics, merchandising and marketing departments.

     Prior to 1999, Service Merchandise was operating many stores with point-of-sale registers that were last manufactured in 1985 and experienced a 50% failure rate. The software that ran in the stores was developed internally with a proprietary language running on an obsolete operating system no longer supported by outside vendors. In 1999, the framework for replacing the obsolete equipment and software in the stores was put in place with the installation of new Dell store servers and a migration from the proprietary language to Visual Basic running on Microsoft Windows NT. Along with the replacement of the store servers, the Microbilt payment processing and electronic signature capture equipment was replaced with the Checkmate eNtouch. Replacing the failing Microbilt equipment improved accuracy of credit card reads and electronic signature capture, and reduced the checkout time by more than thirty seconds.

     Beginning in 2000, focus will turn to replacing the point-of-sale registers and evaluating and testing replacement software. The Company's objective is to increase the speed of customer checkout, to reduce long lines at the jewelry counter during peak selling periods as well as to reduce the cost associated with supporting obsolete register equipment.

     Over the past three years, the information technology department has implemented numerous best of breed solutions to aid the merchandising staff in the financial and assortment planning processes and the business intelligence space. In 2000, a web-based portal, serving as a user-friendly front end to all merchandising-based information and systems, will be implemented. The benefits associated with this project include a redirected focus on priorities, simplified training, enhanced productivity and improved remote access to information via the web.

     Service Merchandise has captured and retained an enormous amount of information about its customers' purchase habits. A household database exists, which includes over 22 million households and three years of detailed purchase history. This critical source of information is used by the marketing department to understand customer purchase behavior, select and target customers for flyer and source book circulation, determine success rate of prospecting initiatives and understand lapsed customers more effectively.

LOGISTICS

     DISTRIBUTION CENTERS.   Service Merchandise will continue to rationalize
its logistics infrastructure to support its in-store and Internet sales efforts and reduce costs. During 2000, the elimination of under-performing product lines is projected to reduce the Company's storage capacity needs to approximately 2.1 million cubic feet during the peak period in October. We plan to close our Montgomery distribution center in June 2000 and our Orlando distribution center in July 2000 and to consolidate our operations into our 1.9 million cubic feet Nashville regional distribution center. These measures, and the additional projects described below, are expected to reduce costs by $11.9 million on an annualized basis.

     Nashville is centrally located to the Company's ongoing vendor and store base, and logistics optimization modeling indicates that this move is the most optimal cost and service solution. During most of the year, the Nashville distribution center will be more than adequate for the Company's storage and handling needs. During the peak period, a third-party facility in the central Tennessee area will be utilized. Retention of the Nashville facility makes additional sense since a state-of-the-art loose picking (Pick-to-Light) system for filling store orders for watches and writing instruments has recently been implemented in this facility. Also, in April, the Company will complete the implementation in this distribution center of a new warehouse management system purchased from Optum. The project is designed to address significant product handling needs that exist today in the Company's distribution centers and will provide significant efficiencies, labor savings and improved shipping accuracy. A $3.2 million investment for development and implementation of the system is expected to yield annual cost benefits of $3.1 million. Service Merchandise also intends to conduct a detailed outsourcing study for Return Center 988. Due to the evolving business environment in the Company's stores as well as the planned product line reduction, the Company will analyze alternatives to renewing the lease on Return Center 988, located in Bowling Green, Kentucky, upon lease expiration in December 2000.

     TRANSPORTATION.   The transportation group is responsible for all aspects
of transportation management at Service Merchandise. Several initiatives are planned to improve the automated systems used to support the transportation operations, including the following:

         Internet Load Optimization (ILO).   This system consolidates vendor
     inbound and store shipments to utilize optimization software (CAPS Transpro) via a Company extranet application. The system is expected to produce annual freight savings in excess of $0.9 million.

         Transportation Management System. This project will consolidate all current stand-alone transportation systems under one client server application, which will allow Service Merchandise to leverage volumes and lanes to further reduce transportation costs. The anticipated benefit is freight savings of approximately $0.6 million in 2000 and over $1 million in 2001 and beyond. This project is scheduled for completion in third quarter 2000 and will cost $0.4 million.

         Optimize DC Outbound.   This project, in conjunction with the new WMS
     system, will allow the DC to optimize outbound store shipments utilizing the same optimization software as ILO. The project will also provide a data file to match outbound shipments with inbound vendor shipments to make use of lower round trip costs per mile. The anticipated benefit is freight savings of over $0.2 million in 2000 and $0.35 million in 2001. The estimated completion date for this project is second quarter 2000.

     MERCHANDISE REPLENISHMENT.   To support Service Merchandise's 2000 Business
Plan, the Company will pursue replenishment system enhancements focused on store assortments, forecasts, inventory planning, store space allocation and e-commerce. In addition, inventory turns for hardlines are below industry benchmarks and will be evaluated by a joint merchandising and logistics team in 2000. The team's objective will be to identify overall improvement targets for inventory turnover while maintaining or improving the Company's in-stock positions. The team will also evaluate supply chain partnerships with key hardlines vendors.

MARKETING

     Service Merchandise has developed a comprehensive marketing plan to communicate the enhanced focus on jewelry and complementary hardlines products to current customers and potential new customers. There will be a major, company-wide promotional event this fall to officially celebrate the Company's enhanced business strategy. This will encompass a highly integrated merchandise, media and public relations campaign, along with in-store and special events.

     In the spring of 2000, advertising resources (primarily inserts and radio) will be allocated to sell large inventories of merchandise that will not be part of the go-forward mix. Storewide clearance events (four-page bind-ins to existing flyers) will start in March and continue through Mother's Day. These vehicles are tailored after a similar and successful clearance campaign in 1999. After Mother's Day, the storewide effort will shift to a stand-alone promotional program directed entirely at the exit categories. A new consumer public relations program will play an important role in informing customers of enhancements to their individual stores.

     The fall 2000 media plan is clearly focused on "the customer" while supporting new merchandising, stores and communication strategies. The thrust of the marketing message will be based around the following belief:

                       YOU CAN TRUST SERVICE MERCHANDISE
                    TO PROVIDE A CUSTOMER-FRIENDLY SHOPPING
                                   EXPERIENCE
                             FOR YOUR FINE JEWELRY
                        AND TOP BRANDS FOR YOUR PLACE --
                            BY STORE, WEB, PHONE --
                WITH MORE CHOICES AT BETTER PRICES, GUARANTEED.

This will be accomplished through a broad media mix supportive of a MULTI-CHANNEL SPECIALTY RETAILER. Advertising will be directed at reaching the female customer with a clear value and selection message. With the success of the fall 1999 campaign, the second half 2000 plan will again utilize those advertising media which address the Company's current customers and reach new target audiences. A high priority is raising awareness levels among both Service Merchandise customers and prospects so that they think of Service Merchandise first when shopping for fine jewelry and branded housewares and giftware.

Store branding and positioning of the enhanced strategy will play an important part in the overall advertising message. The Company will, however, continue to build on, and incorporate, past successes like Value/Price and Selection; LOW. LARGE. GUARANTEED.; and the integrated sales channels of Three Ways to Shop. Additional advertising emphasis will be placed on supporting "clicks and mortar" Internet activities, with a focus on merchandise line extensions. Advertising space and related dollars will shift to reflect a clearly defined merchandise mix, with a larger percentage of media resources going to jewelry. Overall, annual gross advertising dollars will decrease by $34 million due to a smaller sales base. Co-op dollars when compared to 1999 will decrease by approximately $18 million due to the exit from selected merchandise categories that have been traditional sources of co-op revenue. Advertising costs as a percent of sales will increase by 0.4% "gross" and 0.9% "net", as indicated on the following chart:

                  ADVERTISING EXPENSE AS A PERCENTAGE OF SALES

                             (Dollars in Millions)

                                              1999 (223 STORES)                 2000 (221 STORES)(A)
                                       --------------------------------   --------------------------------
                                                    % GROSS                            % GROSS
                                          $       ADVERTISING   % SALES      $       ADVERTISING   % SALES
                                       --------   -----------   -------   --------   -----------   -------
Sales................................  $1,968.0                           $1,416.6
Gross Advertising....................     138.5      100.0%       7.0%       104.8      100.0%       7.4%
Co-op Participation..................     (40.3)     (29.1)%     (2.1)%      (22.5)     (21.5)%     (1.6)%
                                       --------      -----       ----     --------      -----       ----
Net Advertising......................  $   98.2       70.9%       4.9%    $   82.3       78.5%       5.8%

---------------

(a) on-going business only

     The key components of the Company's 2000 media strategy are set forth below:

         TV.   Television will be used as the primary umbrella to visually demonstrate and communicate the enhanced strategy to customers and prospects alike. Television is effective at enticing customers to consider Service Merchandise as the store of choice when shopping for fine jewelry and name-brand housewares. Local market spot television will make up approximately 17% of the total media budget in 2000 as compared to 13% in 1999. Commercials will appear in markets totaling over 70% of Company sales. New creative pieces will be developed to support the enhanced store focus and marketing initiatives. Television will continue to play a major role in building top-of-mind awareness, and branding of the new store. For Valentine's Day, Mother's Day and Christmas, Service Merchandise will combine entertainment, musical performances and celebrity appearances with a dynamic presentation of gold and diamond jewelry. This will be accomplished in the form of 30 minute infomercials under the banner of SMCTV. This entry into national and local cable networks will showcase the in-store jewelry experience and include a narrated visit to our New York jewelry office, exploring the impressive quality control procedures that each piece of jewelry undergoes. A feature section on the Internet site will be devoted to the television programming, with pages showing the items, stars, show schedules and supporting content. The 30 minute infomercial will offer a forum in which quality, value, confidence and the emotion of purchasing and giving fine jewelry from America's Leading Jeweler can be fully explored and communicated.

         RADIO.   Radio will be used primarily as a traffic generator to support targeted sale events and major holidays. At the same time, it will incorporate a strong branding and positioning message. Radio is best used when combined with other media as a part of the overall mix, as it adds a high level of excitement, urgency and top-of-mind awareness to the advertising. Radio is targeted to our customer demographics, thus reinforcing buying decisions of existing customers while also reaching new prospects. Radio will make up approximately 7% of the media budget in 2000, as compared to 10% in 1999.

         FLYERS.   Direct mail flyers will remain the heart of the media plan.
     Direct mail will make up approximately 31% of the media budget in 2000 as compared to 53% in 1999. Service Merchandise continues to enjoy the strength of a proven, customer driven in-house database of over 22 million names. These profitable Service Merchandise customers, when combined with aggressive prospecting lists, will provide for a steady flow of traffic to jewelry counters and throughout the store. There are two primary differences between the 1999 and 2000 flyer programs. First, there will be a dramatic shift in page allocations between jewelry and hardlines. Jewelry will now receive over 45% of total pages, compared to 29% in 1999. Second, there will be a reduced frequency of publications. Jewelry is an infrequently purchased merchandise category, thus fewer, higher quality, but longer duration publications are appropriate. Traditional flyers will be supplemented with specialty mailings, postcards and other vehicles to targeted customers and to prospects with similar, attractive demographics and psychographic profiles. These flyers will continue to communicate the quality, value and selection offered by Service Merchandise.

         INSERTS.   Newspaper inserts will make up approximately 25% of the
     media budget compared to 15% in 1999. Primarily distributed in Sunday papers, inserts offer the opportunity to showcase the Company's expansive assortments of branded merchandise and are important to the promotional balance of the media plan. Inserts are used to delineate Service Merchandise's advantage in value and selection edge relative to the competition. The jewelry business is less dependent on inserts to deliver its marketing objectives and will be provided with fewer pages. Inserts also serve as an excellent feeder of new customer traffic to stores and potential prospects for the database. There were ten inserts in 1999, with 13 planned in 2000.

         SEASONAL SOURCEBOOKS.   Sourcebooks will continue to be part of the
     2000 marketing strategy as they afford prime advertising and communication space to showcase the breadth and depth of assortments in fine jewelry and name brand products. Sourcebooks will make up approximately 9% of the media budget in 2000, compared to 10% in 1999. Driven by the positive customer reception of the fall 1999 Sourcebook, both a spring and fall Sourcebook will be published in 2000.

         INTERNET.   A balanced mix of online and offline advertising combined
     with increased exposure in the Service Merchandise print publications will continue to spread the "Three Ways to Shop" message along with the "Pre-Shopping" convenience of researching items, pricing and availability on the Internet prior to shopping in the store.

         CREATIVE PROCESS.   In 2000, Service Merchandise will continue its
     efforts to streamline the creative production process to afford maximum support and production efficiencies. Although the use of two agencies for print advertising (Lazar for Jewelry and Haggin for hardlines) worked well and delivered as anticipated, current store, marketing and merchandise objectives suggest that the use of a single agency will allow Service Merchandise to present a consistent image and message. The Company's broadcast agency, Lighton/Colman, will remain the same; however, a new public relations firm, Goldstein Communications, will be retained.

     All advertising programs will be carefully targeted regardless of the advertising medium. For broadcast, all stores and markets are grouped by DMAs, and ranked against a brand development index, incorporating all factors that would impact on prioritizing the markets to achieve the greatest efficiencies. Media buys in 2000 will be primarily directed to the female audience, with the exception of Valentine's Day, where males will be targeted in higher numbers. For direct mail publications, the Company will continue to use highly predictive customer response models. New software (ModelMax) packages were installed in 1999 to further enhance the customer extract process. Service Merchandise will utilize outside mailing lists to supplement its own when prospecting for new jewelry customers. Store circulation for inserts will continue to be targeted within primary zip codes and trading areas to the extent possible within newspaper distribution zones. Market and store distribution plans will be developed annually in conjunction with Strategic Print Marketing, the Company's media-buying agency.

CAPITAL STRUCTURE/LIQUIDITY

     The Company has entered into the DIP Facility dated March 29, 1999 with Citicorp USA, Inc., as administrative agent, BankBoston, N.A. as documentation agent and collateral monitoring agent, and Salomon Smith Barney Inc. as sole arranger and book manager, for a debtor-in-possession credit facility under which the Company may borrow up to $750 million, subject to certain limitations, to fund ongoing working capital needs while it prepares a reorganization plan. The DIP Facility includes $100 million in term loans and a maximum of $650 million in revolving loans. The DIP Facility includes a $200 million sub-facility for standby and trade letters of credit. Interest rates on the DIP Facility are based on either the LIBOR plus 2.25% for LIBOR Loans or prime plus 1.25% for ABR Loans. The DIP Facility is secured by substantially all of the assets of the Company and its subsidiaries, subject only to valid, enforceable, subsisting and non-voidable liens of record as of the date of commencement of the Chapter 11 Cases and other liens permitted under the DIP Facility. On April 27, 1999, the Bankruptcy Court approved the DIP Facility.

     Borrowings under the DIP Facility are limited based on a borrowing base formula which considers eligible inventories, eligible trade letters of credit, eligible accounts receivable, mortgage values on eligible real properties, eligible leasehold interests, available cash equivalents and in-transit cash. Availability under the DIP Facility continues unless the Company breaches both the minimum EBITDA and minimum availability covenants, as defined in the DIP Facility. The Company believes the DIP Facility should provide it with adequate liquidity to conduct its operations while it prepares a reorganization plan or until the Company obtains a new credit facility.

     On February 21, 2000, the Company signed a commitment letter with Fleet Retail Finance Inc. Subject to closing, the Company's anticipated four-year, $600 million DIP to exit credit facility (the "DIP to Exit Facility") will replace the Company's existing $750 million DIP Facility (the "DIP Facility"). The DIP to Exit Facility will be agented by Fleet Retail Finance Inc. ("Fleet"), a co-agent of the DIP Facility, and fully underwritten by FleetBoston Robertson Stephens Inc.

     The Company believes the DIP to Exit Facility will be structured as a $600 million revolver, although Fleet has reserved the right to allocate up to $85 million to a term loan prior to closing. The DIP to Exit Facility also is expected to include a letter of credit subfacility of $150 million and permits subordinated secured financing in amounts up to an additional $50 million on terms reasonably satisfactory to Fleet. The DIP to Exit Facility is expected to require superpriority claim status and a first priority security interest in all assets subject to existing liens, and to contain certain other customary priority provisions.

     The DIP to Exit Facility is expected to be subject to various customary terms and conditions, and must be closed by the Company no later than May 31, 2000. The DIP to Exit Facility is expected to mature four years from closing but can be converted to exit financing by the Company at any time during the four-year term as long as applicable conditions to conversion are satisfied. The interest rate during the first year of the term is anticipated to be LIBOR plus 250 basis points or prime plus 75 basis points; thereafter, the Company believes the interest rate on the DIP to Exit Facility will be subject to quarterly adjustment pursuant to a pricing grid based on availability and/or EBITDA, as defined in the DIP to Exit Facility, with ranges of 200 to 275 basis points over LIBOR and 25 to 100 basis points over prime.

     The Company believes the DIP to Exit Facility will include various covenants designed to facilitate implementation of the 2000 Business Plan and the Company's anticipated emergence from Chapter 11 in 2001. To fund capital expenditures, including the Company's planned two-year store renovation program, the facility is expected to permit the Company to invest up to $70.0 million of capital expenditures during 2000 (plus certain incremental amounts based on the amount of subleased space completed during the fiscal year). In 2001, the DIP to Exit Facility is expected to permit capital expenditures up to $150 million less actual capital expenditures invested during 2000. During 2002 and 2003, the Company anticipates that it may invest up to $50 million each year with 100 percent carryover of unexpended amounts from prior years. The DIP to Exit Facility is expected to include a financial covenant test similar to the test in the current DIP Facility. The Company believes it would not breach this financial covenant unless unused borrowing availability falls below $50 million and the Company fails to meet specified minimum EBITDA performance (as defined in the DIP to Exit Facility) performance. Expected to be excluded from the EBITDA calculation are revenues and expenses associated with discontinued inventory lines, the Orlando and Montgomery distribution centers and the reduction in force plan (including payroll and severance) except with respect to non-continuing EBITDA amounts in excess of $100 million.

     The Company believes there will be no restrictions in the facility on the Company's ability to sublease and lease store space pursuant to the 2000 Business Plan; lease all or part of the corporate headquarters; sell, pursuant to sale-leasebacks or outright, the corporate headquarters, the Orlando and/or Montgomery distribution centers; and/or implement a credit card receivables securitization program. The Company also believes it will retain the ability to complete intercompany restructurings, intercompany asset transfers and intercompany/third-party real estate transactions.

     Events of default under the facility are expected to include customary default provisions as well as key management provisions that would trigger a default in the event that both the current Chief Executive Officer and President ceased to be employed, unless at least one of them is replaced by a person reasonably satisfactory to Fleet within 90 days and/or the acquisition by any one person or entity of 50 percent of the voting stock of the Company. Closing of the facility is subject to customary closing conditions, including at least $155 million of availability at close and no material adverse change in the financial condition, operations or assets of the Company at the time of closing. Conversion of the facility to an exit financing is also expected to be based on customary closing conditions, including the Agent's reasonable satisfaction with capital structure, plan of reorganization and any materially revised projections, as well as the achievement by the Company of a specified trailing 12-month EBITDA (which varies depending on time of exit) and certain minimum availability (which varies from $50 to $100 million) depending on the time of exit. There can be no assurance the Company will be able to consummate the DIP to Exit

Facility or access liquidity from the DIP Facility or the DIP to Exit Facility. See "Safe Harbor Statement under the Private Securities Litigation Reform Act."

HUMAN RESOURCES

     The Company's greatest resource is its associates. As a result of their dedication and hard work, Service Merchandise was able to achieve its 1999 performance. Going forward, Service Merchandise, in consultation with the Creditors Committee, will set EBITDAR objectives which will be the basis for 2000 annual incentive bonuses.

     In light of the planned reduction in workforce at corporate headquarters, the distribution centers and throughout the stores organization as part of the 2000 Business Plan, the Company sought and received Bankruptcy Court approval of modifications to the existing employee retention program. These modifications will benefit go-forward associates and provide enhanced severance to most transitional employees who are asked to stay with the Company for a limited period of time to complete specific projects and established objectives. In addition, the Company will replace the successful Y2K Bonus Program, scheduled to end on March 31, 2000, with a new information technology retention program.

                                VI.   CONCLUSION

     The Service Merchandise team believes that the path for 2000 is clear -- the Company will immediately exit certain unprofitable hardlines categories, expand its offerings of jewelry and jewelry-related products, focus its hardlines assortments on housewares, giftware and other categories that have demonstrated cross-shopping relationships with jewelry, achieve a convergence between the in-store and Internet sales environments, unlock value from real estate and reduce overhead and operating costs to strengthen its business and provide a foundation for emergence from Chapter 11 in 2001. We believe the measure of success this year should be meeting our continuing EBITDAR targets.

     The building blocks for our success in 2000 are already in place:

     - We have a team of associates that has proved its mettle by stabilizing Service in 1999 and enthusiastically embraces the 2000 Business Plan and the challenge to strengthen the Company in 2000.

     - We have identified a clear strategic plan for 2000 and beyond that will focus on our core competency in jewelry and a more targeted selection of hardlines.

     - We have implemented initiatives that will result in an anticipated annualized reduction of corporate and operating expenses of $129 million.

     - We have initiated discussions with several nationally prominent retailers whose businesses complement ours to sublease excess space in a significant number of our stores.

     - We have an established Internet order-taking and fulfillment infrastructure that will allow us to capitalize on future e-commerce growth opportunities.

     - We have received a fully underwritten commitment for a $600 million DIP and exit credit facility that provides the Company with ample liquidity and financial flexibility to execute our 2000 Business Plan.

     We are well prepared to meet the challenge that lies before us, and we look forward to working closely with all of our important constituencies -- customers, employees, landlords, lenders, suppliers and creditors -- to revitalize and strengthen Service Merchandise.

                    SAFE HARBOR STATEMENT UNDER THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

     This 2000 Business Plan includes certain forward-looking statements (statements other than with respect to historical fact) based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on a variety of assumptions that may not be realized and are subject to significant business, economic, judicial and competitive uncertainties and potential contingencies, including those set forth below, many of which are beyond the Company's control. Actual results may differ materially from those anticipated in any such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements.

     The 2000 Business Plan contains unaudited financial information and measures of financial performance other than those prescribed by generally accepted accounting principles. There can be no assurance that the information contained in the Plan is complete. In particular, the information contained in the Plan may not be indicative of the Company's financial condition or operating results for the periods reflected in the Company's financial statements or in its reports pursuant to the Exchange Act. Accordingly, readers are cautioned to refer to the Exchange Act filings and the audited financial information contained therein.

     The forward-looking statements and the Company's liquidity, capital resources and results of operations are subject to a number of risks and uncertainties, including, but not limited to, the following: approval of plans and activities by the Bankruptcy Court, including the Company's proposed strategic real estate initiatives; the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the present DIP Facility and to close and operate pursuant to the new DIP to Exit Facility; the ability of the Company to conduct successful clearance sales in connection with the 2000 Business Plan; the ability of the Company to sublease successfully portions of its real estate in connection with the 2000 Business Plan; the ability of the Company to complete its store refurbishment program within cost and time expectations; the successful implementation of the consolidation of its distribution centers; the ability of the Company to enter into satisfactory arrangements with third parties with respect to real estate and Internet-related strategies; risks associated with third parties seeking and obtaining Court action to terminate or shorten the exclusivity period, the time for the Company to accept or reject executory contracts including its store leases, and for appointment of a Chapter 11 operating trustee or to convert the Company's reorganization cases to liquidation cases; the ability of the Company to operate successfully under a Chapter 11 proceeding, achieve planned sales and margin, and create and have approved a plan of reorganization in the Chapter 11 cases; potential adverse developments with respect to the Company's liquidity or results of operations; the ability of the Company to obtain shipments, negotiate and maintain terms with vendors and service providers for current orders; the ability to fund and execute a Year 2000 Business Plan; the ability of the Company to achieve cost-savings; the ability of the Company to attract, retain and compensate key executives and associates; competitive pressures from other retailers, including specialty retailers and discount stores, which may affect the nature and viability of the Company's business strategy; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the seasonal nature of the Company's business and the ability of the Company to predict consumer demand as a whole, as well as demand for specific goods; the ability of the Company to attract and retain customers; potential adverse publicity; real estate occupancy and development costs, including the substantial fixed investment costs associated with opening, maintaining or closing a Company store; uncertainties with respect to continued public trading in the Company's securities; the ability to effect conversions to new technological systems; and the ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to its Chapter 11 cases.

     In preparing the 2000 Business Plan, the management of Service Merchandise has consulted with Jay Alix & Associates and Peter J. Solomon Company. Both Jay Alix and Peter J. Solomon have acted exclusively in an advisory capacity assisting Service Merchandise with the preparation of this 2000 Business Plan and do not express an opinion or any other form of assurance with respect to the information contained in this Business Plan.

                          SENIOR MANAGEMENT STRUCTURE


                                               Sam Cusano
                                                  CEO
 __________________________________________________|____________________________________________________
|                                       |                                             |                 |
|                                 Charlie Septer                                      |                 |
|                                   President                                         |                 |
|                                    and COO                                          |                 |
|                              _________|_________________________                    |                 |
|                             |                                   |                   |                 |
|                             |__________________                 |
Steve Moore              Jerry Foreman           |           -Advertising/       Tom Garrett        Eric Kovats
CAO and                  Sr. VP Hardlines        |            Marketing          Sr VP and          Sr. VP Stores
  General Counsel             |                  |                |                  CFO
     |                        |              Rose Septer     -Merchandise             |
-Human Resources         -Supply Chain        VP Jewelry      Planning            -Information
-Legal                    Management             |           -Merchandise          Technology
-Real Estate             -e-Commerce         -N.Y.O.          Presentation        -Accounting
-Loss Prevention                             -Jewelry        -Special             -Treasury
                                              Distribution    Events
                                                             -Jewelry
                                                              Service
                                                              Organization






                             SINGLE STORE STRUCTURE

                                           Store Manager
                                               1 FT
                    _____________________________|__________________________________________
                   |                                                                        |
              Sales Manager                                                     Sales Support Manager
                 1 FT                                                                     1 FT
      _____________|________________                                   _____________________|__________________
     |             |                |                      ___________|___________                             |
Sales Lead         |     Floor Sales Associates           |           |           |                            |
   1 FT            |               3 PT               Cashiers/       |   Administration                 Replenishment
                   |                               Cust Svc Assoc     |        1 FT                           1 FT
           Jewelry Associates                           5 PT          |                                        |
              2 FT/10 PT                                          Receivers                        Trailer Process/Replenish
                                                                    2 FT                                      POG
                                                                                                              5 PT






                                  APPENDIX A-1

                                STORE LOCATIONS

     The numbers in parentheses show the number of stores per state and where there is more than one store in any city, the number of stores in such city as of fiscal year-end. As of January 2, 2000 the Company operated 223 stores in 32 states. As of February 27, 2000, the Company operates 221 stores in 32 states:

ALABAMA (6)
Birmingham (2)
Huntsville
Mobile
Montgomery
Tuscaloosa
ARIZONA (3)
Glendale
Mesa (2)
ARKANSAS (1)
Little Rock
CALIFORNIA (2)
San Francisco
San Jose
CONNECTICUT (5)
Danbury
Derby
Manchester
Newington
Orange
DELAWARE (3)
Dover
Wilmington (2)
FLORIDA (42)
Altamonte Springs
Boca Raton
Boynton Beach
Bradenton
Brandon
Casselberry
Coral Springs
Daytona Beach
Fort Myers
Hollywood
Jacksonville (2)
Kissimmee
Lakeland
Largo
Leesburg
Miami (2)
N. Clearwater
N. Miami
Naples
Ocala
Orange Park
Orlando (3)
Pembroke Pines
Pensacola
Pompano Beach
Port Charlotte
Port Richie
Sanford
Sarasota
Spring Hill
St. Petersburg
Stuart
Sunrise
Tallahassee
Tampa (2)
W. Melbourne
W. Palm Beach
GEORGIA (12)
Alpharetta
Augusta
Columbus
Decatur
Douglasville
Duluth
Kennesaw
Macon
Morrow
Savannah
Smyrna
Tucker
ILLINOIS (18)
Arlington Heights
Berwyn
Bloomingdale
Burbank
Crystal Lake
Downers Grove (2)
Joliet
Lansing
Matteson
Naperville
Niles
Norridge
Oaklawn
Orland Park
Schaumburg
Skokie
Waukegan
INDIANA (10)
Castleton
Clarksville
Evansville
Fort Wayne
Greenwood
Indianapolis (2)
Lake
Merrillville
Mishawaka
KANSAS (1)
Overland Park
KENTUCKY (6)
Florence
Lexington
Louisville (2)
Owensboro
Paducah
LOUISIANA (9)
Baton Rouge
Bossier City
Harvey
Houma
Lafayette
Metarie
Monroe
Shreveport
Slidell
MAINE (2)
Augusta
S. Portland
MARYLAND (2)
Baltimore
Columbia
MASSACHUSETTS (6)
Auburn
Burlington
Natick
Saugus
Stoughton
Swansea
MICHIGAN (6)
Novi
Roseville
Southgate
Sterling Heights
Troy
Westland
MISSISSIPPI (3)
Gulfport
Hattiesburg
Jackson
MISSOURI (4)
Crestwood
Florissant
Springfield
St. Peters
NEVADA (1)
Las Vegas
NEW HAMPSHIRE (5)
Dover
Manchester
Nashua
Plaistow
Salem
NEW JERSEY (3)
Hazlet
Paramus
Wayne
NEW YORK (6)
Hartsdale
Lake Grove
Middletown
Patchoque
Poughkeepsie
Woodhaven
NORTH CAROLINA (7)
Cary
Charlotte
Fayetteville
Gastonia
Greensboro
Pineville
Raleigh

OHIO (4)
Cincinnati (3)
Springdale
OKLAHOMA (3)
Oklahoma City
Tulsa
Warr Acres
PENNSYLVANIA (6)
Allentown
Greensburg
Harrisburg
Lancaster
Reading
Wilkes-Barre
SOUTH CAROLINA (3)
Columbia
Greenville
N. Charleston
TENNESSEE (10)
Antioch
Chattanooga
Cookeville
Franklin
Jackson
Johnson City
Knoxville
Madison
Memphis (2)
TEXAS (26)
Arlington
Austin
Baytown
Beaumont
Dallas
Fort Worth
Harlingen
Houston (7)
Lake Jackson
Laredo
Lewisville
Longview
McAllen
Mesquite
N. Richland Hills
Plano
Richardson
San Antonio
Sugar Land
Tyler
VERMONT (1)
Burlington
VIRGINIA (5)
Chantilly
Chesapeake
Fredericksburg
Glen Allen
Midlothian

                                   APPENDIX B

                           EXISTING PROTOTYPE D PLAN



                                  (FLOOR PLAN)






                                  APPENDIX C-1

                            CLASS I RENOVATION PLAN



                                  (FLOOR PLAN)






                                  APPENDIX C-2

                            CLASS II RENOVATION PLAN



                                  (FLOOR PLAN)






                                  APPENDIX C-3

          PROFESSIONALS RETAINED BY SERVICE MERCHANDISE COMPANY, INC.


Corporate Counsel                  Bass, Berry & Sims PLC

Restructuring Counsel              Skadden, Arps, Slate, Meagher & Flom LLP and
                                   Affiliates

Financial Advisors                 Jay Alix & Associates

Investment Bankers                 Peter J. Solomon Company

Real Estate Appraisers             DJM Asset Management LLC

Real Estate Advisors               DG Hart Associates Inc.
                                   Thompson Associates

Real Estate Agents                 The Keen Venture (a joint venture comprising
--Dispositions                     Keen Realty Consultants, Inc., Trammel Crow
                                   and Dean & Associates)

Real Estate Agents                 Service Real Estate Venture (a joint
--Subleasing                       venture of Keen Realty Consultants Inc. and
                                   Dean & Associates associated with affiliates
                                   of Grubb & Ellis)

Communications Professionals       Sitrick And Company

Claims Professionals               Robert L. Berger & Associates, Inc.

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